EXHIBIT 21

Subsidiaries of Numerex Corp.

Broadband Networks, Inc.	(Tier 1)
CellemetryXG Customer Services, LLC	(Tier 1)
DCX Systems, Inc.	(Tier 1)
Digilog, Inc.	(Tier 1)
Airdesk, LLC	(Tier 1)
Orbit One, LLC	(Tier 1)
Numerex Investment Corp.	(Tier 1)
BNI Solutions LLC	(Tier 2)
DCX Systeems (Australia) Pty Limited	(Tier 2)
Numerex Solutions LLC	(Tier 2)
Airdesk Mobile LLC	(Tier 2)
Cellemetry LLC¹	(Tier 1)
Uplink Security, Inc.	(Tier 2)

Tier 1 subsidiaries are those owned directly by Numerex Corp.  Tier 2 are subsidiaries of Numerex Corp.’s subsidiaries.

¹Prior to March 28, 2003 the Company owned 60%. Cingular Wireless LLC owned the remaining 40%. After March 28, 2003 the Company owned 100%.